Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Corp CEO to Undergo Medical Treatment
Oakdale, MN (August 10, 2006) — Imation Corp (NYSE:IMN) announced that Chairman and Chief Executive Officer Bruce Henderson is beginning a course of radiation therapy for a malignant brain tumor. Mr. Henderson had undergone testing and a biopsy at the Mayo Clinic in Rochester, Minnesota in recent weeks.
The course of treatment is expected to last six to eight weeks. Mr. Henderson remains Chairman and CEO and during the course of his treatment will continue to be involved in the management of the company, particularly the Company’s strategic work. In a note to Imation employees Mr. Henderson said: “During my treatment, we will continue to run the company as normal, focusing on three priorities – (1) completing the Memorex integration, (2) delivering the second half financial results, and (3) making progress on key growth initiatives that are critical for 2007 and 2008. I obviously have an additional personal priority objective, and that is to get well as quickly as possible.”
Executive Vice President and Chief Operating Officer, Frank Russomanno will continue to manage day-to-day operations for the company.
Linda Hart, Vice Chairman and CEO of Hart Group, Inc. and Imation’s lead director issued the following statement on behalf of the entire board: “Our thoughts are with Bruce and his family at this time while he undergoes treatment. We wish him well and look forward to his recovery. We also are confident that Imation’s management team will continue to run the company effectively during this period.”
About Imation Corp
Imation Corp is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.